Term Sheet

For Company "GREEN, Inc." a fully compliant cashless payment system for the Legal Cannabis Industry and "SNM Global Holdings, Inc." a public company.

Terms of the deal:

Total Amount of Investment:	$500,000 USD
Schedule of Capital Delivery:	See Addendum 1
Type of Investment:	Common Stock
Type of Security:	Common Stock

Share Structure Following Investment (non-dilutive):

Total Outstanding Shares:	100,000	100.00%
Common Stock (SNM Global Holdings, Inc.):	1,000	10.00%
Common Stock held in treasury and original shareholders:	90,000	90.00%
Total:	**100,000**	**100.0%**

Offering
The offering consists of a non-exclusive right for SNM Global Holdings to perform a capital raise through an s-1 registration for the benefit of investing the proceeds of the raise currently a maximum of $500,000.00 USD into the private company GREEN, Inc. Final terms of the agreement are 10% of Private Equity for $500,000.00 USD

Use of Proceeds:
GREEN, Inc. shall use the proceeds from this financing for working capital purposes. This includes but not limited to expanding Technology, expanding the current platform, hiring Management as well as current and past debt obligations.

Terms and Conditions:
SNM Global Holdings, Inc. has the non-exclusive right to invest up to $500,000.00 into the private equity of GREEN, Inc. via, S-1 registration of SNM Global holdings, Inc.'s. common stock for up to 10% of the private company.
GREEN, Inc. is a private company located at 1153 Bergen Pkwy #165 Evergreen, CO. 80439. Our business consists of a fully compliant and robust cashless payment system for the Legal cannabis Industry. The system meets all State and Federal anti-money laundering laws and is FINCEN compliant. GREEN, Inc. is a Closed Loop text pay technology platform.

Note: This Term Sheet is a draft and is not legally binding to either party. Once terms are accepted an Official Term Sheet will be issued to the Company by the Public Company.

ADDENDUM 1

SNM Global Holdings, Inc. will have 2months to apply for S-1 registration and up to 4 months from date of signature to fully execute on the agreement. Failure to raise full amount will result in investment of a smaller percentage.

Name: ______________________________

Date: December 2, 2016

GREEN, Inc.

Name: ______________________________

Date: ____________________

SNM Global Holdings Inc.

GREEN, Inc.
1153 Bergen Pkwy #165 Evergreen, CO 80439
www.greentextpay.com

SNM Global Holdings, Inc.
7950 nw 53rd street, ste 337 Miami, FL.
www.SNMholdings.com